Exhibit 99.1

JER INVESTORS TRUST INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2008 RESULTS

McLean, VA – March 3, 2009: JER Investors Trust Inc. (NYSE: JRT) today reported results for the quarter and year ended December 31, 2008:

Year End and Fourth Quarter Highlights:

•

Liquidity: At December 31, 2008, we had $8.4 million in unrestricted cash and net borrowings on our repurchase agreement of $16.1 million. As of February 28, 2009, unrestricted cash decreased to $2.7 million and net borrowings on our repurchase agreement declined to $14.1 million.

•

Earnings and Adjusted Funds from Operations Per Adjusted Diluted Common Share: Generally accepted accounting principles (“GAAP”) requires that we retrospectively restate earnings per share for our 1-for-10 reverse stock split that occurred on February 20, 2009. However, under GAAP, we are precluded from retrospectively restating earnings per common share for our stock dividend paid on January 30, 2009 as a portion of this dividend was paid in cash. Management believes that it’s meaningful to investors to disclose the retrospective effect of both the 1-for-10 reverse stock split as well as the stock dividend. Accordingly, we are presenting non-GAAP earnings per Adjusted Diluted Common Share (“ADCS”). See a reconciliation of earnings and AFFO per common share calculated under GAAP to earnings per ADCS at the end of this release.

•

Adjusted Funds from Operations: Adjusted Funds from Operations (“AFFO”), a non-GAAP measure, was $8.5 million and $36.7 million, or $1.71 and $7.37 per ADCS, for the three and twelve months ended December 31, 2008, respectively. See reconciliations of net income (loss) determined in accordance with GAAP to AFFO at the end of this release.

•	Operating Results: Net loss was $181.4 million and $254.2 million, or $(36.48) and $(51.12) per ADCS for the three and twelve months ended December 31, 2008, respectively.

•	Stockholders’ Equity: Stockholders’ equity at December 31, 2008 was $46.4 million, or $9.29 per ADCS.

•	Real Estate Loan Portfolio Credit Statistics: There were no delinquencies or loss reserves established related to real estate loans as of December 31, 2008.

•

CMBS Portfolio Credit Statistics: Outlined below are credit statistics relating to the approximately $48 billion of unpaid principal balance of commercial real estate loans, representing approximately 3,500 loans, that serve as collateral for our “first-loss” conduit CMBS investments.

o	60-day and greater delinquencies on loan collateral underlying our CMBS “first-loss” investments was 83 basis points at December 31, 2008 compared to 42 basis points at September 30, 2008. As of February 24, 2009, the 60-day and greater delinquency rate increased to 143 basis points.
o	Cumulative actual realized losses on collateral on our “first-loss” conduit CMBS investments through December 31, 2008 were approximately $3.4 million, compared to originally underwritten realized losses through December 31, 2008 of approximately $37.2 million.
o	Special servicing portfolio at December 31, 2008 consisted of 59 loans with an unpaid principal balance of approximately $713.5 million. As of February 24, 2009, the number of loans in special servicing increased to 84 loans with an aggregate unpaid principal balance of approximately $963.1 million.

•

CMBS Portfolio Loss Projections: Primarily due to the continuing increases in delinquencies and the special servicing portfolio, as well as current weakness in the real estate and credit markets, we increased our loss projections on the approximately $48 billion of commercial real estate loan collateral underlying our CMBS “first-loss” investments as of December 31, 2008 to approximately $964 million (approximately 2.0% of the unpaid principal balance of such loans) from approximately $863 million (approximately 1.8% of the unpaid principal balance of such loans) at September 30, 2008, as compared to 1.4% at original underwriting. In addition, we accelerated the projected timing of such losses and currently estimate that approximately 52% of the total projected losses will occur through 2011 compared to approximately 37% in our September 30, 2008 loss projections, and approximately 21% in our original underwriting.

Subsequent Events:

•

First Quarter 2009 Ratings Agency Downgrades: During the first two months of 2009, there have been significant levels of rating agency downgrades to CMBS bonds contributed as collateral to our second collateralized debt obligation (“CDO II”). As a result, CDO II did not meet certain over-collateralization coverage tests in February 2009 resulting in approximately $2.2 million of cash that would have otherwise been paid to JRT being redirected to repay principal on certain senior notes payable issued by CDO II with respect to the February 2009 payment. We expect this cash flow redirection to continue for the foreseeable future. During 2008, JRT received approximately $28 million of net cash distributions from CDO II.

•

First Quarter 2009 Debt Repayments: On February 23, 2009, we repaid $2.0 million of borrowings on our JPMorgan repurchase agreement, and on February 27, 2009, we repaid in full the $0.5 million unsecured note payable to Goldman Sachs.

•

First Quarter 2009 Interest Rate Swap Terminations and Restructurings: On February 23, 2009, one of our counterparties terminated an interest rate swap with a notional balance of $19.5 million at a cost to us of $3.3 million. On February 27, 2009, we restructured four pay fixed interest rate swaps that face JRT. As a result, the swaps were consolidated and payment terms were modified so that we will pay a fixed monthly amount of approximately $0.4 million through February 2017, compared to variable monthly payments of $0.5 million in December 2008 and $0.6 million in January 2009.

Operating Results

Net loss was $181.4 million, or $(36.48) per ADCS, for the three months ended December 31, 2008, compared to a net loss of $7.4 million, or $(1.48) per ADCS, for the three months ended December 31, 2007. Net loss was $254.2 million, or $(51.12) per ADCS, for the twelve months ended December 31, 2008, compared to net income of $23.1 million, or $4.64 per ADCS, for the twelve months ended December 31, 2007. At the end of this release is a reconciliation of GAAP earnings per share to earnings per ADCS for the three and twelve months ended December 31, 2008.

AFFO was $8.5 million, or $1.71 per ADCS, for the three months ended December 31, 2008, compared to $11.0 million, or $2.22 ADCS, for the three months ended December 31, 2007. AFFO was $36.7 million, or $7.37 per ADCS, for the twelve months ended December 31, 2008, compared to $45.5 million, or $9.16 per ADCS, for the twelve months ended December 31, 2007. At the end of this earnings release is a reconciliation of GAAP net income (loss) to AFFO for the three and twelve months ended December 31, 2008 and 2007.

Total revenues were $15.9 million and $108.1 million for the three and twelve months ended December 31, 2008, respectively, compared to $34.4 million and $134.6 million for the three and twelve months ended December 31, 2007, respectively. The decreases in revenues for the three months and twelve months ended December 31, 2008, compared to the same periods in 2007, is primarily due to (i) reduced income from CMBS investments due to increased basis amortization driven by increased loss assumptions, (ii) reduced income from real estate loans due to the sale or repayment of certain investments, as well as lower LIBOR rates on our floating rate loans, (iii) reduced interest income from cash and cash equivalents due to lower cash balances and lower yields, (iv) lower lease income due to the sale of our interest in the net leased real estate assets, and (v) reduced equity in earnings of joint ventures due to (a) the sale of our joint venture interest in net leased assets and (b) unrealized losses from our interest in a joint venture that incurred unrealized mark-to-market losses on certain investments. In addition, for the year ended

December 31, 2008, compared to the same period in 2007, the decrease in revenue was offset, in part, by increased income due to the full year impact in 2008 of CMBS acquisitions during 2007.

Interest expense for the three and twelve months ended December 31, 2008 was $11.4 million and $53.0 million, respectively, compared to $19.9 million and $76.0 million for the three and twelve months ended December 31, 2007, respectively. Due to the adoption of SFAS No. 159, effective January 1, 2008, as well as discontinuation of hedge accounting on our non-CDO interest rate swaps, interest expense in the three and twelve months ended December 31, 2008 does not include the impact of interest rate swaps. During the three and twelve months ended December 31, 2007, interest expense includes $0 and $(1.2) million, respectively, related to interest rate swaps. After adjusting for this classification difference, the $8.5 million and $24.2 million decrease in interest expense for the three and twelve months ended December 31, 2008, respectively, is primarily related to decreased LIBOR rates in 2008 compared to 2007 and lower average balances outstanding on repurchase agreements in 2008 compared to 2007, offset, in part, by higher borrowing spreads and related facility costs on our repurchase agreements.

Total management fees were $1.2 million and $6.7 million for the three and twelve months ended December 31, 2008, respectively, compared to $1.8 million and $8.2 million for the three and twelve months ended December 31, 2007, respectively. Base management fees were $1.2 million and $6.7 million for the three and twelve months ended December 31, 2008 and $1.8 million and $7.3 million for the three and twelve months ended December 31, 2007, respectively. We incurred no incentive management fees during the three and twelve months ended December 31, 2008 compared to $0 and $0.8 million, respectively, during the same periods in 2007.

General and administrative expenses were $1.5 million and $7.0 million for the three and twelve months ended December 31, 2008 compared to $1.9 million and $7.6 million for the same periods in 2007.

During the three and twelve months ended December 31, 2008, other gains (losses), net, of $(183.3) million and $(295.5) million, respectively, were recorded and consist of the following (in thousands):

	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2008
	(unaudited)	(unaudited)
Changes in Fair Value
CDO related financial assets and liabilities
CMBS	$(117,561)	$(379,804)
Real estate loans	(41,549)	(74,395)
Notes payable	116,458	494,428
Interest rate swaps	(54,243)	(56,382)
Other assets	—	(33)

Unrealized gain (loss) on CDO related financial assets and liabilities	(96,895)	(16,186)

Non-CDO related financial assets and liabilities
Loss on CMBS impairment	(33,331)	(108,560)
Reversal of unrealized losses on real estate loans sold	33,960	13,866
Interest rate swaps	(8,809)	(2,721)

Unrealized gain (loss) on non-CDO related financial assets and liabilities	(8,180)	(97,415)

Total changes in fair value	(105,075)	(113,601)

Realized Losses
Loss on sale of real estate loans	(72,231)	(92,541)
Loss on termination of non-CDO related interest rate swaps	(1,480)	(6,885)

Total realized losses	(73,711)	(99,426)

Cash payments on interest rate swaps	(3,783)	(14,417)

Recognition of amounts in other comprehensive income (loss) (“AOCI”) as of December 31, 2007
Loss on CMBS impairment	—	(54,457)
Unrealized gain (loss) on non-CDO related interest rate swaps	—	(10,795)
Amortization of swap termination costs	(130)	(507)
Amortization of unrealized loss on CDO related interest rate swaps	(588)	(2,314)

Total recognition of amounts in AOCI as of December 31, 2007	(718)	(68,073)

Total other gains (losses)	$(183,287)	$(295,517)

We recorded unrealized (losses) gains, net, on our CDO related financial assets and liabilities of $(96.9) million and $(16.2) million, respectively, during the three and twelve months ended December 31, 2008. For the three and twelve months ended December 31, 2008, such unrealized losses, net, were primarily due to widening credit spreads on CMBS and real estate loans, and lower swap rates on interest rate swaps, offset, in part, by widening credit spreads on CDO notes payable.

We recorded non-cash impairment charges of $33.3 million and $163.0 million, respectively, during the three and twelve months ended December 31, 2008 on our CMBS investments not financed by CDOs. The non-cash impairment charges include $19.1 million and $51.3 million during the three and twelve months ended December 31, 2008, respectively, related to declines in the projected net present value of future cash flows on certain of the CMBS investments pursuant to EITF 99-20, as well as non-cash CMBS impairment charges of $14.2 million and $111.7 million, respectively, related to other than temporary declines in fair value of CMBS investments. For the three and twelve months ended December 31, 2007, we recorded $3.6 million and $4.4 million, respectively, of impairment charges on our CMBS investments which were related to declines in the projected net present value of future cash flows on certain CMBS investments pursuant to EITF 99-20.

Unrealized gains (losses), net of reversals, of $34.0 million and $13.9 million, respectively, were recorded on our real estate loans held for sale during the three and twelve months ended December 31, 2008, respectively. Note that these amounts are net of the reversal of prior period unrealized losses of $31.4 million as of September 30, 2008 and $54.7 million as of December 31, 2007, respectively, on loans that were disposed of during the applicable periods resulting in realized losses of $72.2 million and $92.5 million during the three and twelve months ended December 31, 2008, respectively. The losses were primarily due to spread widening on such loans and the impact of higher benchmark rates on fixed rate loans.

Unrealized gains (losses) on non-CDO related interest rate swaps of $(8.8) million and $(13.5) million were recorded during the three and twelve months ended December 31, 2008 as a result of discontinuing hedge accounting for these swaps commencing in the quarter ended March 31, 2008. These amounts are net of the reversal of prior period unrealized losses of $0.4 million and $5.6 million during the three and twelve months ended December 31, 2008, respectively, on swaps that were terminated during the three and twelve months ended December 31, 2008. These interest rate swaps were originally designated to hedge existing floating rate indebtedness related to our repurchase agreements and anticipated future long-term floating rate indebtedness. No unrealized gains (losses) on interest rate swaps were recorded during the three and twelve months ended December 31, 2007.

In connection with the sale of real estate loans during the three and twelve months ended December 31, 2008 and repayment of associated borrowings, during the three and twelve months ended December 31, 2008, we terminated interest rate swaps with notional balances of $6.5 million and $111.5 million, respectively, and paid swap termination costs of $1.5 million and $6.9 million, respectively.

Losses on interest rate swaps of $4.5 million and $17.2 million, respectively, during the three and twelve months ended December 31, 2008 consist primarily of net cash settlements on such swaps of $3.8 million and $14.4 million, respectively, amortization of unrealized losses as of December 31, 2007 on CDO related interest rate swaps of $0.6 million and $2.3 million, respectively, and amortization of swap termination costs, net, from accumulated other comprehensive income (loss) of $0.1 million and $0.5 million, respectively, during the three and twelve months ended December 31, 2008.

Investment Activity

During the three months ended December 31, 2008, we sold one real estate loan and consensually terminated the right to repurchase three real estate loans, all of which were previously classified as held for sale, with a face amount of $124.9 million and an unamortized cost basis of $121.1 million for $48.9 million. Proceeds from these transactions were used to repay the repurchase agreement with Goldman Sachs. We recorded a $72.2 million realized loss in connection with the sales of these loans. As of December 31, 2008, all of our real estate loans were classified as held for investment and served as collateral for CDO II.

JRT’s investments as of December 31, 2008 consist of:

	December 31, 2008				Weighted Average
	Face Amount/ Cost Basis (1)	Amortized Cost	Fair Value	% of Total Investments (2)	Coupon Rate (3)	Loss Adjusted Yield
	($ in millions)
CMBS financed by CDO I	$418.7	$76.9	$76.9	18.6%	4.9%	30.6	%(4)
CMBS financed by CDO II	888.9	102.3	103.3	25.0%	5.2%	36.9	%(4)
CMBS not financed by CDOs	449.7	41.5	42.4	10.3%	5.2%	43.3	%(4)

Total CMBS (5)	1,757.3	220.7	222.6	53.9%	5.1%	35.6%
Real estate loans, held for investment (6)	274.0	273.7	190.0	46.0%	4.0%	N/A
Investments in unconsolidated joint ventures:
US Debt Fund	0.8	0.8	0.8	0.2%	N/A	N/A

Total	$2,032.1	$495.2	$413.4	100.0%	5.0%	N/A

(1)	For investments in unconsolidated joint ventures.
(2)	Based on fair value.
(3)	Based on face amount.
(4)

Loss adjusted yields for our CMBS investments reflect the impact of estimated future losses on underlying collateral and are the basis on which we record interest income on such investments in our GAAP financial statements in accordance with guidance provided by EITF 99-20.

(5)	Amortized cost has been reduced from original cost primarily due to the recognition of impairments of $769.9 million during the year ended December 31, 2008.
(6)	Real estate loans are financed by CDO II.

Effective January 1, 2008, we elected to account for our CMBS investments and real estate loans held for investment financed by CDOs using the fair value option under SFAS No. 159. As a result, changes in the value of such CMBS and real estate loans held for investment are recorded as a component of unrealized gains (losses) on CDO related financial assets in our consolidated statement of operations. With respect to CMBS not financed by CDOs, we classify these as available for sale. As such, absent impairment, changes in the estimated fair value of such CMBS investments are reflected as changes to accumulated other comprehensive income (loss) and affect stockholders’ equity. As of December 31, 2008, unrealized gains, net, of $0.8 million were reflected in accumulated other comprehensive income (loss) with respect to these CMBS investments.

Credit Quality and Continued Focus on Commercial Real Estate

We continue to focus our business activities on debt securities and loans collateralized by commercial real estate assets. We have no investments in single family residential loans or residential mortgage backed securities, including no investments in “sub prime” residential loans or “sub prime” residential mortgage backed securities.

Real Estate Loans: As of December 31, 2008, there were no delinquencies or monetary defaults on any of our 10 real estate loans.

CMBS: Projected losses on the $48 billion of commercial real estate loan collateral underlying our “first-loss” conduit CMBS investments were increased to approximately $964 million (2.0% of the collateral pool) at December 31, 2008 compared to $863 million (1.8% of the collateral pool) at September 30, 2008. In addition to increasing the amount of projected losses, the projected timing of these losses was accelerated such that approximately 52% of the total projected losses are expected to occur through 2011. Realized credit losses through December 31, 2008 on collateral for our “first-loss” conduit CMBS investments are $3.4 million, which compares to $37.2 million of projected credit losses through December 31, 2008 based on original underwriting. Impairment charges of $33.3 million were recorded during the three months ended December 31, 2008 related to our CMBS investments that are not financed by CDOs and relate to declines in the projected net present value of future cash flows related to individual CMBS investments, among other factors, on 23 separate CMBS bonds pursuant to EITF 99-20, and other than temporary impairment charges on our CMBS driven by the duration and severity of our unrealized losses. As we continue to monitor developments in our portfolio and the overall macroeconomic environment, loss reserves may increase in the future in response to further deterioration in the real estate and credit markets.

For our 26 CMBS investments, 21 are investments in conduit issuances between 2004 and 2007 in which we own the first-loss position. For the 21 first-loss CMBS positions which are collateralized by approximately 3,500 loans with an aggregate outstanding balance of approximately $48 billion, the 60 day and greater delinquency rate based on the applicable remittance reports as of December 31, 2008 was 83 basis points compared to 42 basis points at

September 30, 2008. As of February 24, 2009, the 60 day and greater delinquency rate had increased to 143 basis points. Including 25 loans with a face amount of $249.6 million that were transferred into special servicing subsequent to December 31, 2008, as of February 24, 2009, there are 84 loans totaling approximately $963.1 million that are being managed by the applicable special servicer, which is an affiliate of J.E. Robert Company, Inc. Of the $963.1 million of loan balances in special servicing, 19 loans totaling $219.5 million are current, 6 loans totaling $40.6 million have been foreclosed upon and 59 loans totaling $703.0 million are delinquent and are in monetary default. Based on the evaluation of the collateral properties underlying the CMBS investments and giving consideration to the workout status of the respective loans, we have incorporated estimates of future loan loss projections on the underlying collateral into the cash flow projections for such CMBS investments.

Borrowings

With respect to liabilities, at December 31, 2008, total liabilities were $388.4 million. The individual components of our liabilities are described below:

•

$211.7 million (or 54.5% of total liabilities) represents the estimated fair value of borrowings in the form of long term, “match-funded” notes payable issued to third parties relating to our two collateralized debt obligation offerings, CDO I and CDO II with an aggregate face amount of $974.5 million. Pursuant to our adoption of SFAS No. 159 effective January 1, 2008, we elected to account for these notes payable using the fair value option. CDO I and CDO II are not subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral and are generally non-recourse to the Company.

•

$16.1 million (or 4.1% of total liabilities) represents net borrowings under short-term repurchase facilities with one lender. The facility is generally subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral and is fully recourse to us.

•

$0.5 million (or 0.1% of total liabilities) represents an unsecured non-interest bearing promissory note payable entered into as part of the consensual termination of JRT’s repurchase agreement with Goldman Sachs on December 11, 2008. The promissory note payable matured and was repaid in full on February 27, 2009.

•

$61.9 million (or 15.9% of total liabilities) represents borrowings in the form of unsecured junior subordinated debentures. These junior subordinated debentures are not subject to “margin calls” based on mark-to-market fair value determinations of underlying collateral but are fully recourse to us. These debentures have a maturity date of April 2037 and are outstanding in connection with our April 2007 issuance of $60.0 million of trust preferred securities.

•

$92.0 million (or 23.7% of total liabilities) represents the fair value of our CDO-related pay-fixed interest rate swaps of $78.1 million and our non-CDO related pay-fixed interest rate swaps of $13.9 million. On February 23, 2009 we paid $3.3 million to one of our swap counterparties to terminate a swap with a notional amount of $19.5 million and a December 31, 2008 fair value liability of $3.7 million. We have entered into a new swap agreement with our counterparty to terminate and replace all of our outstanding JRT facing interest rate swaps, which had a $245.1 million ending notional amount and a $40.0 million fair value liability before a credit valuation allowance of $17.9 million, resulting in a net liability of $22.1 million as of December 31, 2008, in exchange for a new seven-year fixed rate-for-fixed rate swap agreement. Under such agreement, we will pay a fixed monthly amount of approximately $0.4 million through February 2017, compared to variable monthly payments of $0.5 million in December 2008 and $0.6 million in January 2009.

•

$6.3 million (or 1.7% of total liabilities) consists of cash dividends declared but not paid to common shareholders of $2.3 million, amounts due to affiliates of $0.7 million, trade payables and other liabilities. The cash dividends payable at December 31, 2008 were paid on January 30, 2009.

As of December 31, 2008, we are in compliance with all of our debt covenants.

CDO Over-Collateralization Coverage Tests and Cash Flow Redirection

The terms of JRT’s CDOs include certain over-collateralization and interest coverage tests, which are used primarily to determine whether and to what extent principal and interest paid on the debt securities and other assets that serve as collateral underlying the CDO may be used to pay principal and interest on the investment and non-investment grade notes payable issued by the CDOs. In each of our CDOs, in the event that either test is not satisfied, interest and principal that would otherwise be payable on certain of the junior tranches of notes payable and preferred shares issued by the CDOs and retained by us may be redirected to pay principal on certain senior tranches of notes payable issued by the CDOs.

CMBS downgrades generally do not affect the over-collateralization coverage test applicable to collateral in CDO I, unless such collateral is downgraded to CC or below.

With respect to CDO II, collateral interests representing the majority of the face amount of downgraded CMBS are considered to be impaired for purposes of the over-collateralization coverage tests. Collateral interests, including CMBS, which have had a realized loss, are also considered impaired. For CDO II, failure of the over-collateralization test occurs generally when the test results fall below ranges between 100% and 140%, depending on the class of CDO II notes payable. As of December 31, 2008, due primarily to additional CMBS bond rating downgrades, CDO II could withstand approximately $184 million of incremental reductions to the face value of collateral interests before failing certain of the over-collateralization coverage tests.

On Thursday, February 5, 2009, Moody’s Investors Service (“Moody’s”) announced that it was revising its loss methodology for CMBS investments and reviewing its outstanding ratings on all CMBS issued in 2006, 2007 and 2008. Moody’s also announced that it expects to downgrade low-rated investment grade bonds and non-investment grade bonds by an average of five to six notches.

Since its announcement, Moody’s has downgraded eight securitization transactions that serve as a portion of the collateral for CDO II. As a result of these downgrades, along with other ratings actions that have occurred since December 31, 2008, CDO II did not meet certain over-collateralization coverage tests in February 2009 resulting in approximately $2.2 million of cash that would have otherwise been paid to JRT being redirected to repay principal on certain senior tranches of notes payable issued by CDO II, which are owned by third parties. We expect this cash flow redirection to continue for the foreseeable future.

The failure to satisfy these over-collateralization coverage tests is expected to adversely affect cash flows received by JRT from CDO II and thereby JRT’s future liquidity. During 2008, JRT received approximately $28 million of net cash distributions from CDO II. While JRT expects the cash it would otherwise receive from CDO II to be redirected to repay principal on the most senior notes payable issued by CDO II, the redirection of such cash is not expected to impact the GAAP or tax treatment to JRT relative to our reporting of the individual assets and liabilities related to the CDOs as we consolidate both CDOs on our balance sheet.

Liquidity

At December 31, 2008, we had $8.4 million in unrestricted cash compared to net borrowings on our repurchase agreements totaling $16.1 million. As of February 28, 2009, unrestricted cash decreased to $2.7 million. On January 30, 2009, we paid our fourth quarter 2008 cash dividend of $2.3 million. On February 23, 2009, we paid $3.3 million to terminate an interest rate swap with a notional balance of $19.5 million and an estimated fair value at December 31, 2008 of $(3.7) million. On February 23, 2009, we paid $2.0 million in scheduled amortization on the JPMorgan repurchase agreement facility reducing the outstanding balance to $14.1 million. On February 27, 2009, we paid $0.5 million to Goldman Sachs to repay an unsecured note payable related to the termination of our repurchase facility. We will continue to focus our efforts on reducing short-term repurchase agreement borrowings, managing available liquidity, and monitoring and managing credit risk.

We expect to meet our short and long-term liquidity requirements, specifically the repayment of debt and operating expenses, through actions including the issuance of equity and/or debt securities, additional asset sales (which could result in lower future revenues and/or result in realized losses), extension of debt maturities and reduction of operating expenses. However, there can be no assurances that we will be able to achieve these objectives.

Stockholders’ Equity

At December 31, 2008, our GAAP book value, or stockholders equity, was $46.4 million, or $9.29 per ADCS, compared to $222.3 million, or $44.56 per ADCS, at September 30, 2008. The decline in GAAP book value is primarily due to the net loss of $181.4 million ($36.48 per ADCS) during the three months ended December 31, 2008.

Dividends and Reverse Stock Split

On December 16, 2008, the Board of Directors approved the declaration of a total common stock dividend of $0.88 per share, consisting of a regular quarterly dividend on our common stock of $0.30 per common share for the quarter ending December 31, 2008 as well as a special 2008 dividend of $0.58 per common share (together the “2008 Year End Dividend”). The 2008 Year End Dividend was payable in a combination of cash and shares of JRT’s common stock. The 2008 Year End Dividend consisted of approximately $2.3 million in cash and 23,978,905 shares of common stock and was paid on January 30, 2009 to common stockholders of record on December 30, 2008.

On February 13, 2009, the Board of Directors approved the declaration of a 1-for-10 reverse stock split effective February 20, 2009. Shares outstanding after the impact of the stock dividend and the reverse stock split are approximately 5.0 million shares compared to approximately 25.9 million shares issued and outstanding as of December 31, 2008.

Non-GAAP Financial Measures

During the quarterly conference call, we may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, we have used non-GAAP financial measures, in particular Adjusted Funds from Operations, or AFFO, as well as earnings (loss) per adjusted diluted common share, or ADCS, in this press release. A reconciliation of AFFO and earnings (loss) per ADCS and the comparable GAAP financial measure (net income, assets, liabilities and stockholders’ equity and earnings per share, as applicable) can be found at the end of this earnings release.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. Our target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Conference Call

Management will host an earnings conference call on Tuesday, March 3, 2009 at 10 A.M. Eastern Standard Time. A copy of this earnings release will be posted to the Investor Resources section of the JER Investors Trust Inc. website provided below. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 356-3095 (from within the U.S.) or (617) 597-5391 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference passcode “95692977.”

A webcast of the conference call will be available to the public on a listen-only basis at www.jer.com. A replay of the earnings call will be available until March 17, 2009 by dialing (888) 286-8010 (from within the U.S.) or (617) 801-6888 (from outside of the U.S.); please reference passcode “55472658.”

Forward-Looking Statements

This press release does not constitute an offer of any securities for sale. Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and capital markets, our ability to source and fund new investments and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

J. Michael McGillis

Chief Financial Officer

JER Investors Trust Inc.

(703) 714-8000

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$8,357	$87,556
Restricted cash	1,149	6,687
CMBS financed by CDOs, at fair value	180,210	562,056
CMBS not financed by CDOs, at fair value	42,432	155,384
Real estate loans, held for investment, at fair value at December 31, 2008 and amortized cost at December 31, 2007	189,980	274,734
Real estate loans, held for sale, at lower of cost or fair value	—	221,599
Investments in unconsolidated joint ventures	843	40,764
Accrued interest receivable	8,343	10,415
Due from affiliate	157	199
Deferred financing fees, net	981	14,454
Other assets	2,349	2,333

Total Assets	$434,801	$1,376,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
CDO notes payable, at fair value at December 31, 2008; face amount at December 31, 2007	$211,695	$974,578
Repurchase agreements	16,108	261,864
Junior subordinated debentures	61,860	61,860
Note payable	500	—
Interest rate swap agreements, at fair value	91,984	32,881
Accounts payable and accrued expenses	839	921
Dividends payable	2,274	28,391
Due to affiliate	689	1,195
Other liabilities	2,489	3,693

Total Liabilities	388,438	1,365,383

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,590,104 shares issued and outstanding (1)	26	26
at December 31, 2008 and 2007	—	—
Additional paid-in capital	392,744	392,503
Cumulative cash dividends paid/declared	(157,705)	(132,186)
Cumulative (deficit) earnings	(165,626)	68,437
Accumulated other comprehensive loss	(23,076)	(317,982)

Total Stockholders’ Equity	46,363	10,798

Total Liabilities and Stockholders’ Equity	$434,801	$1,376,181

(1)

The 2,590,104 shares issued and outstanding at December 31, 2008 and 2007 reflect the 1-for-10 reverse stock split that we effected on February 20, 2009. When adjusted for the stock dividend that we paid on January 30, 2009, shares of common stock issued and outstanding were 4,987,994.

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2008	2007
	(unaudited)	(audited)
REVENUES
Interest income from CMBS	$80,495	$80,884
Interest income from real estate loans	27,691	41,008
Interest income from cash and cash equivalents	836	5,569
Lease income from real estate assets	—	6,408
Equity in (losses) earnings, net, of unconsolidated joint ventures	(1,449)	753
Fee income	544	19

Total Revenues	108,117	134,641

EXPENSES
Interest expense	52,989	75,984
Management fees, affiliate	6,725	7,331
Incentive fees, affiliate	—	826
Depreciation and amortization of real estate assets	—	1,128
General and administrative	7,037	7,648

Total Expenses	66,751	92,917

INCOME BEFORE OTHER GAINS (LOSSES)	41,366	41,724

OTHER GAINS (LOSSES)
Unrealized loss on financial assets financed with CDOs	(454,232)	—
Unrealized gain, net, on CDO related financial liabilities	438,046	—
Loss on interest rate swaps	(17,238)	—
Loss on impairment of CMBS	(163,017)	(4,434)
Unrealized gain (loss), net, on real estate loan held for sale	13,866	(13,866)
Unrealized gain (loss) on non-CDO interest rate swaps	(13,516)	—
Unrealized loss due to hedge ineffectiveness	—	(361)
Loss on sale of real estate loan held for sale	(92,541)	—
Loss on termination of non-CDO interest rate swaps	(6,885)	—

Total other gains (losses)	(295,517)	(18,661)

NET INCOME (LOSS)	$(254,151)	$23,063

Net (loss) earnings per share:
Basic	$(98.75)	$8.97

Diluted	$(98.75)	$8.97

Weighted average shares of common stock outstanding (1):
Basic	2,573,759	2,570,088

Diluted	2,576,138	2,572,281

Dividends declared per common share	$17.80	$24.38

(1)

The basic and diluted weighted average shares or common stock outstanding for the years ended December 31, 2008 and 2007 reflect the 1-for-10 reverse stock split that we effected on February 20, 2009 but exclude the impact of the stock dividend declared on December 16, 2008 and distributed on January 30, 2009.

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2008	2007
	(unaudited)
REVENUES
Interest income from CMBS	$12,556	$21,568
Interest income from real estate loans	5,171	10,327
Interest income from cash and cash equivalents	33	873
Lease income from real estate assets	—	886
Equity in (losses) earnings, net, of unconsolidated joint ventures	(1,987)	753
Fee income	141	19

Total Revenues	15,914	34,426

EXPENSES
Interest expense	11,356	19,926
Management fees, affiliate	1,180	1,780
Incentive fees, affiliate	—	—
Depreciation and amortization of real estate assets	—	304
General and administrative	1,509	1,936

Total Expenses	14,045	23,946

INCOME BEFORE OTHER GAINS (LOSSES)	1,869	10,480

OTHER GAINS (LOSSES)
Unrealized loss on financial assets financed with CDOs	(159,110)	—
Unrealized gain, net, on CDO related financial liabilities	62,215	—
Loss on interest rate swaps	(4,502)	—
Loss on impairment of CMBS	(33,331)	(3,622)
Unrealized gain (loss), net, on real estate loan held for sale	33,960	(13,866)
Unrealized gain (loss) on non-CDO interest rate swaps	(8,808)	—
Unrealized loss due to hedge ineffectiveness	—	(361)
Loss on sale of real estate loan held for sale	(72,231)	—
Loss on termination of non-CDO interest rate swaps	(1,480)	—

Total other gains (losses)	(183,287)	(17,849)

NET INCOME (LOSS)	$(181,418)	$(7,369)

Net (loss) earnings per share:
Basic	$(70.45)	$(2.87)

Diluted	$(70.45)	$(2.87)

Weighted average shares of common stock outstanding (1):
Basic	2,575,148	2,570,804

Diluted	2,578,282	2,571,837

Dividends declared per common share	$8.80	$11.00

(1)

The basic and diluted weighted average shares or common stock outstanding for the three months ended December 31, 2008 and 2007 reflect the 1-for-10 reverse stock split that we effected on February 20, 2009 but exclude the impact of the stock dividend declared on December 16, 2008 and distributed on January 30, 2009.

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2008	2007
	(unaudited)	(audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(254,151)	$23,063
Adjustments to reconcile net income to net cash provided by operating activities:
CMBS and real estate loan (accretion) amortization	7,277	2,680
Amortization of debt issuance costs	3,442	1,995
Amortization of other comprehensive (income) loss related to CDO related interest rate swap agreements	2,824	456
Depreciation and amortization on real estate assets	—	1,128
Unrealized (gain) loss on CDO related financial assets and liabilities, net	16,186	—
Unrealized and realized losses on interest rate swaps	20,401	361
Unrealized loss on impairment of CMBS	163,017	4,434
Loss on sale of real estate loans held for sale	92,541	—
Unrealized (gain) loss on real estate loans held for sale, net	(13,866)	13,866
Capitalized interest on mezzanine loans	—	—
Equity in (earnings) losses, net, from unconsolidated joint ventures	1,449	(753)
Distributions from unconsolidated joint ventures	1,252	338
Payment-in-kind (PIK) interest on real estate loan held for sale	(4,478)	—
Straight-line rental income	—	(1,918)
Stock compensation expense	241	399
Changes in assets and liabilities:	—
Decrease (increase) in other assets	(16)	30
Decrease (increase) in accrued interest receivable	2,072	(2,174)
Increase (decrease) in due to/from affiliates, net	(464)	(968)
Increase (decrease) in accounts payable and accrued expenses and other liabilities, net	(1,286)	1,844

Net cash provided by operating activities	36,441	44,781

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of CMBS	—	(221,480)
Purchase of real estate loans	—	(413,048)
Purchase of real estate assets	—	(38,749)
Investment in unconsolidated joint ventures	(2,231)	(1,183)
(Increase) decrease in restricted cash, net	5,538	76,398
Proceeds from sale of unconsolidated joint ventures	39,448	—
Proceeds from repayment of real estate loans	8,528	191,203
Proceeds from sale of real estate loans held for sale	114,752	—
Proceeds from sale of interest in real estate assets	—	39,160

Net cash provided by (used in) investing activities	166,035	(367,699)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(51,637)	(53,068)
Proceeds from repurchase agreements	2,926	544,016
Repayment of repurchase agreements	(223,065)	(282,152)
Proceeds from issuance of junior subordinated debentures	—	61,860
Purchase of common equity in JERIT TS Statutory Trust I	—	(1,860)
Payment of financing costs	(3,014)	(1,765)
Payment of interest rate swap termination costs	(6,885)	—

Net cash (used in) provided by financing activities	(281,675)	267,031

Net decrease in cash and cash equivalents	(79,199)	(55,887)

Cash and cash equivalents at beginning of period	87,556	143,443

Cash and cash equivalents at end of period	$8,357	$87,556

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$68,752	$73,168

Dividends declared but not paid	$2,274	$28,391

Non-cash note payable in satisfaction of repurchase agreement	$500	$—

1.	Adjusted Funds from Operations

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

(in thousands, except share and per share data)

	For the Year Ended December 31,
	2008	2007
	(unaudited)
Net income (loss) available to common stockholders	$(254,151)	$23,063
Add:
Unrealized gain, net, on CDO related financial assets and liabilities	16,186	—
Amortization of December 31, 2007 unrealized loss on CDO related interest rate swaps	2,314	—
Unrealized loss on impairment of CMBS	163,017	4,434
Unrealized (gain) loss on real estate loan held for sale	(13,866)	13,866
Unrealized (gain) loss on non-CDO interest rate swap agreements	13,516	—
Realized loss on sale of real estate loan held for sale	92,541	—
Realized loss on termination of non-CDO interest rate swap agreement	6,885	—
Equity in (earnings) losses, net, of unconsolidated joint ventures	1,449	(753)
Cash distributions from unconsolidated joint ventures	1,252	338
Depreciation on consolidated real estate assets	—	1,128
CMBS and real estate loan (accretion) amortization	7,277	2,680
Stock compensation expense	241	398
Unrealized (gain) loss due to hedge ineffectivenss	—	361

Adjusted Funds from Operations (AFFO)	$36,661	$45,515

AFFO per ADCS:
Basic	$7.37	$9.16

Diluted	$7.37	$9.16

	For the Three Months Ended December 31,
	2008	2007
	(unaudited)
Net income (loss) available to common stockholders	$(181,418)	$(7,369)

Add:
Unrealized gain, net, on CDO related financial assets and liabilities	96,895	—
Amortization of December 31, 2007 unrealized loss on CDO related interest rate swaps	588	—
Unrealized loss on impairment of CMBS	33,331	3,622
Unrealized (gain) loss on real estate loan held for sale	(33,960)	13,866
Unrealized (gain) loss on non-CDO interest rate swap agreements	8,808
Realized loss on sale of real estate loan held for sale	72,231	—
Realized loss on termination of non-CDO interest rate swap agreement	1,480	—
Equity in (earnings) losses, net, of unconsolidated joint ventures	1,987	(753)
Cash distributions from unconsolidated joint ventures	—	338
Depreciation on consolidated real estate assets	—	—
CMBS and real estate loan (accretion) amortization	8,593	935
Stock compensation expense	(26)	43
Unrealized (gain) loss due to hedge ineffectivenss	—	361

Adjusted Funds from Operations (AFFO)	$8,509	$11,043

AFFO per ADCS:
Basic	$1.71	$2.22

Diluted	$1.71	$2.22

2.	Earnings, AFFO and Book Value per Adjusted Diluted Common Share (“ADCS”)(1)

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

	EPS (Basic)		EPS (Basic)
	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2007	For the Year Ended December 31, 2007
Earnings per share (basic) under GAAP	$(70.45)	$(98.75)	$(2.87)	$8.97
Add (deduct) impact of stock dividend	33.97	47.63	1.39	(4.33)

Earnings per adjusted share (basic)	$(36.48)	$(51.12)	$(1.48)	$4.64

	EPS (Diluted)		EPS (Diluted)
	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2007	For the Year Ended December 31, 2007
Earnings per share (diluted) under GAAP	$(70.45)	$(98.75)	$(2.87)	$8.97
Add (deduct) impact of stock dividend	33.97	47.63	1.38	(4.33)

Earnings per ADCS	$(36.48)	$(51.12)	$(1.48)	$4.64

	AFFO per Share (Basic)		AFFO per Share (Basic)
	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2007	For the Year Ended December 31, 2007
AFFO per share (basic) under GAAP	$3.30	$14.24	$4.30	$17.71
Add (deduct) impact of stock dividend	(1.59)	(6.87)	(2.08)	(8.55)

AFFO per adjusted share (basic)	$1.71	$7.37	$2.22	$9.16

	AFFO per Share (Diluted)		AFFO per Share (Diluted)
	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2007	For the Year Ended December 31, 2007
AFFO per share (diluted) under GAAP	$3.30	$14.23	$4.29	$17.69
Add (deduct) impact of stock dividend	(1.59)	(6.86)	(2.07)	(8.53)

AFFO per ADCS	$1.71	$7.37	$2.22	$9.16

	Book Value per Share (Basic)		Book Value per Share (Basic)
	As of December 31, 2008		As of December 31, 2007
Book value per share (basic) under GAAP	$17.90		$4.17
Add (deduct) impact of stock dividend	(8.61)		(2.01)

Book value per adjusted share (basic)	$9.29		$2.16

	Book Value per Share (Diluted)		Book Value per Share (Diluted)
	As of December 31, 2008		As of December 31, 2007
Book value per share (diluted) under GAAP	$17.90		$4.17
Add (deduct) impact of stock dividend	(8.61)		(2.01)

Book value per ADCS	$9.29		$2.16

(1)

GAAP requires that we retrospectively restate earnings per share for our 1-for-10 reverse stock split that occurred on February 20, 2009. However, under GAAP, we are precluded from retrospectively restating earnings per share for our stock dividend paid on January 30, 2009 as a portion of this dividend was paid in cash. Management believes it is meaningful to investors to disclose the retrospective effect of both the 1-for-10 reverse stock split as well as the stock dividend. Accordingly, we are presenting the non-GAAP measure earnings per Adjusted Diluted Common Share (“ADCS”).